UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☐   Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-12

WESTLAND DEVELOPMENT CO., INC.

(Name of Registrant as Specified In Its Charter)

SCC ACQUISITION CORP.

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(1)	Title of each class of securities to which transaction applies:

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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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On behalf of SunCal Companies, I would like to thank you for recently voting in favor of our proposal to acquire Westland Development and the Atrisco Land Grant property.

Your support brings us closer to our goal of honoring and preserving the legacy of the Atrisco Land Grant site while bringing beautiful master-planned communities to the Albuquerque and Bernalillo County region. We’re confident that our comprehensive package of financing, heritage preservation and smart planning will benefit you, your fellow heirs and the entire region as our future plans come to fruition. Your vote in favor of the merger is the only way to ensure you will receive the full benefits of our proposal.

You recently received a letter from us enclosing additional proxy materials. Because you already voted for our proposal, you do not need to submit an additional proxy and may discard the proxy enclosed with our letter if you wish.

You may also have recently received a letter from shareholder Ricardo Chaves offering to purchase your shares and encouraging you to vote against our proposal. We believe Mr. Chaves’ actions are not in the best interests of Westland’s shareholders because Mr. Chaves has not followed Securities and Exchange Commission regulations and subjects shareholders to the risk he may not pay the remaining 95 percent of the purchase price. Because Mr. Chaves is not an heir, the shares cannot be transferred in his name, thus increasing the risk of non-payment. Rest assured, your “yes” vote is the safest way to receive $315 per share plus oil, gas and mineral rights; to forever preserve the Atrisco heritage; and to bring smart growth to Albuquerque’s west side. Please see the enclosed flier for additional reasons why we feel Mr. Chaves’ proposal will ultimately fail.

As you know, voting is still underway, but if our merger proposal is ultimately approved, we’ll keep you updated on our plans as we move forward. It is our hope that this vote is just the first step in what will become our long-term and cooperative relationship with the Atrisco Land Grant heirs, the residents of Albuquerque and Bernalillo County, and local civic leaders.

Again, we thank you for your “yes” vote and look forward to contacting you soon!

Sincerely,

Bill Myers

Regional President

SunCal New Mexico

SEC Notice

This letter does not constitute a solicitation by Westland or its board of directors or executive officers of any approval or action of its stockholders. Westland has filed a definitive proxy statement and other relevant documents concerning the proposed transaction with SunCal with the SEC. Westland’s stockholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. You will be able to obtain the documents filed with the SEC free of charge at the Web site maintained by the SEC, www.sec.gov. In addition, Westland’s stockholders and investors may obtain free copies of such documents filed with the SEC by contacting Robert Simon of Westland at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., 401 Coors Blvd., NW, Albuquerque, New Mexico 87121, Attention: Robert Simon.

Westland and its directors and executive officers and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, are contained in the definitive proxy statement.

Note: This letter will be sent to shareholders of Westland Development Co., Inc. who have already voted “FOR” the proposals set forth in the proxy materials for Westland’s Special Meeting of Shareholders scheduled for November 6, 2006. This letter will be used by SCC Acquisition Corp. instead of the letter previously filed by SCC with the Securities and Exchange Commission on October 16, 2006.

Thank you for returning your proxy ballot regarding SunCal’s proposal to acquire Westland Development Co. and the Atrisco Land Grant property. Although you voted to not accept our offer, we would like to kindly ask that you reconsider our plan at this time. You still have the opportunity to re-cast your vote at the November 6 Westland shareholder meeting or by returning a new proxy ballot before November 4.

Voting in favor of our proposal would bring numerous benefits to yourself, your fellow Atrisco heirs and the entire Albuquerque and Bernalillo County region. Many Westland shareholders agree with us that this is an opportunity for the region to move towards reaching its great potential, while benefiting the families that played such a vital role in its creation and preserving the cultural resources that make this such a special place.

You Can Change Your Vote!

You are entitled to re-cast your vote by returning a new proxy form before the Monday, November 6 Westland special shareholders meeting, to be held at 10 a.m. in the Albuquerque Convention Center’s Kiva Auditorium. You may also re-cast your vote by voting in person at the special shareholders meeting. By attending and voting at the special shareholders meeting, your previously submitted proxy form will be cancelled, and your in-person ballot will be counted instead.

Here are a few other elements to consider:

Selling Your Shares is NOT Selling Your Heritage

Voting to approve our proposal is voting to secure the cultural heritage and traditions of the Atrisco Land Grant. SunCal’s contribution of $1 million each year for 100 years to the Atrisco Heritage Foundation would provide for cultural programs and projects that celebrate the land’s proud past. The Foundation would be managed by a Board of Trustees comprised primarily of heirs that would have direct oversight of how the money is spent. Additionally, the Santa Clara, San Jose de Armijo and Evangelico cemeteries would be transferred to the Foundation, which would make all decisions regarding operation of the cemeteries, including continuation of existing programs for burials of Atrisco heirs.

Note: This letter will be sent to shareholders of Westland Development Co., Inc. who have already voted “AGAINST” or “ABSTAINED” from the proposals set forth in the proxy materials for Westland’s Special Meeting of Shareholders scheduled for November 6, 2006. This letter will be used by SCC Acquisition Corp. instead of the letter previously filed by SCC with the Securities and Exchange Commission on October 16, 2006.

Your Potential to Collect Future Oil and Gas Revenues is Protected

SunCal’s proposal would give Westland shareholders a number of Class A units in Atrisco Oil & Gas LLC equal to the number of Westland shares they currently own, which would entitle them to 100 percent of the rents and royalties under Westland’s two existing oil and gas leases and a 50 percent interest in all oil, gas and other mineral rights of Westland.

Offers by Other Shareholders to Purchase Your Shares Are Risky and May Not be in Your Best Interests

Your vote in favor of the merger is the only way to ensure you will receive the full benefits of our proposal. You may have recently received a letter from shareholder Ricardo Chaves offering to purchase your shares and encouraging you to vote against our proposal. We believe Mr. Chaves’ actions are not in the best interests of Westland’s shareholders because Mr. Chaves has not followed Securities and Exchange Commission regulations and subjects shareholders to the risk he may not pay the remaining 95 percent of the purchase price. Because Mr. Chaves is not an heir, the shares cannot be transferred in his name, thus increasing the risk of non-payment. Rest assured, your “yes” vote is the safest way to receive $315 per share plus oil, gas and mineral rights; to forever preserve the Atrisco heritage; and to bring smart growth to Albuquerque’s west side. Please see the enclosed flier for additional reasons why we feel Mr. Chaves’ proposal will ultimately fail.

It is for these reasons that we respectfully ask you to consider changing your vote. If you have any further questions, please feel free to call us at (888) 809-5211 or visit www.SunCalNM.com.

Sincerely,

Bill Myers

Regional President

SunCal New Mexico

SEC Notice

This letter does not constitute a solicitation by Westland or its board of directors or executive officers of any approval or action of its stockholders. Westland has filed a definitive proxy statement and other relevant documents concerning the proposed transaction with SunCal with the SEC. Westland’s stockholders are urged to read the definitive proxy statement and any other relevant documents filed with the SEC because they will contain important information on the proposed transaction. You will be able to obtain the documents filed with the SEC free of charge at the Web site maintained by the SEC, www.sec.gov. In addition, Westland’s stockholders and investors may obtain free copies of such documents filed with the SEC by contacting Robert Simon of Westland at (505) 831-9600 or by written request mailed to Westland Development Co., Inc., 401 Coors Blvd., NW, Albuquerque, New Mexico 87121, Attention: Robert Simon.

Westland and its directors and executive officers and other persons may be deemed to be participating in the solicitation of proxies in connection with the merger. Other information regarding the participants in the proxy solicitation and a description of their interests, by security holdings or otherwise, are contained in the definitive proxy statement.

WHY YOU SHOULD REJECT RICARDO CHAVES’ OFFER

THE CHAVES TRANSACTION MAY BE SUBJECT TO LEGAL CHALLENGE

Westland has informed SunCal that Mr. Chaves is not an “Atrisco Heir,” and therefore transfers of shares to him are not permitted under Westland’s charter and would not be recognized by Westland. (Mr. Chaves acquired his shares in a financial transaction many years ago. His ownership of these shares was disputed by Westland for many years and does not give him the right to acquire new shares.) Westland has also reported Mr. Chaves’ actions to the SEC since they are being done in violation of the SEC’s rules.

As a result, any transfer of shares to Mr. Chaves will likely be tied up in litigation for years, delaying any payment to you for your shares.

A VERY SMALL PREMIUM FOR A SUBSTANTIALLY GREATER RISK

Mr. Chaves is offering only a 3 percent premium over the SunCal proposal ($325 vs. $315 per share), with only a small amount of cash paid up front and the balance paid with a promissory note. Mr. Chaves has provided no assurance of his ability to finance his offer. It would cost him approximately $70 million to acquire one-third of Westland’s shares needed to stop the SunCal transaction, or $22 million to demand a separate shareholder meeting. Mr. Chaves has not shown any documentation of his ability to raise these funds.

By contrast, the SunCal offer is supported by a major financial institution. Within weeks of Westland shareholders’ approval of the SunCal proposal, you would receive 100 percent of the purchase price of $315 per share – plus oil, gas and other mineral rights.

THE CHAVES PROPOSAL IS NOT IN THE BEST INTEREST OF ALL WESTLAND SHAREHOLDERS

Mr. Chaves’ proposal is not spelled out in detail and has not been approved by Westland’s Board, as SunCal’s proposal has. Mr. Chaves was invited to make a superior proposal to Westland’s Board for consideration, but he has failed to do so. Mr. Chaves proposes that Westland offer a stock buyback program, but fails to say what price he would offer, how it would be funded, how many shares could be purchased, whose shares would be purchased, or what would happen to Westland and the Atrisco Land Grant following the transaction. He also offers no plan to fund the Atrisco Heritage Foundation or any details regarding oil and gas rights, as SunCal’s proposal does.

We understand Mr. Chaves may be interested only in acquiring a “blocking” position so as to stop the SunCal transaction. This tactic would allow holders of 10 percent of Westland’s shares to thwart the will of holders of 90 percent of the shares. Additionally, Mr. Chaves apparently makes different offers to different people, which is not in the best interest of all of Westland’s shareholders. Accordingly, you might not be one of the shareholders that benefits from Chaves’ purchases.

By contrast, the SunCal proposal is for all of Westland’s shares and has been declared to be superior by Westland’s Board through a fair auction process involving several prior bidders.

THE SUNCAL PROPOSAL REALIZES MAXIMUM VALUE TODAY!

Westland’s Board believes the best way to maximize the value for the Atrisco Land Grant is to sell the entire parcel in one transaction, rather than sell off small parcels piecemeal. The later course of action, which Mr. Chaves proposes, would take many years and great expense to develop. In the SunCal proposal, you and all the other Westland shareholders would capitalize on 100 percent of your ownership interest in Westland immediately, and you would receive potential ongoing financial benefit from the oil, gas and other mineral rights interests you would receive through you Class A units in Atrisco Oil & Gas LLC.

Note: This flier will be included with the letters to be sent to shareholders of Westland Development Co., Inc. who have already voted “FOR”, “AGAINST” or “ABSTAINED” from the proposals set forth in the proxy materials for Westland’s Special Meeting of Shareholders scheduled for November 6, 2006.

SCC Acquisition Corp.

Call Center Responses to Proposals Made by Ricardo Chaves

October 26, 2006

If asked about the Ricardo Chaves situation, please respond with:

You may have recently received a letter from shareholder Ricardo Chaves offering to purchase your shares and encouraging you to vote against our proposal. We believe Mr. Chaves’ actions are not in the best interests of Westland’s shareholders because Mr. Chaves has not followed Securities and Exchange Commission regulations and subjects shareholders to the risk he may not pay the remaining 95 percent of the purchase price. Because Mr. Chaves is not an heir, the shares cannot be transferred in his name, thus increasing the risk of non-payment. Rest assured, your “yes” vote is the safest way to receive $315 per share plus oil, gas and mineral rights; to forever preserve the Atrisco heritage; and to bring smart growth to Albuquerque’s west side.

If further questioned:

Here are some other things to consider:

•	Any sales or transfers of Westland shares to Mr. Chaves are not permitted by Westland’s charter because Mr. Chaves is not an “Atrisco Heir.” As such, any sales or transfers of Westland shares to Mr. Chaves would not be recognized by Westland.

•	In the event Mr. Chaves defaults on his promise to pay $325 for Westland shares and the SunCal merger is approved, SunCal would defer payment on any shares transferred to Mr. Chaves until proper legal title to those shares is determined by a court. This could result in significant delays in your receipt of the benefits of the SunCal transaction.

•	Mr. Chaves is only offering $10 more per share with only a small amount of cash paid up front. This is a risky proposition since Mr. Chaves has provided no assurance of his ability to finance his purchases of Westland shares. In contrast, SunCal’s offer is supported by a financial institution.

•	Mr. Chaves’ proposal is not spelled out in detail and has not been approved by Westland’s Board, as SunCal’s proposal has. Mr. Chaves was invited to make a superior proposal to Westland’s Board for consideration, but he has failed to do so. Mr. Chaves proposes that Westland offer a stock buyback program, but fails to say what price he would offer, how it would be funded, how many shares could be purchased, whose shares would be purchased, or what would happen to Westland and the Atrisco Land Grant following the transaction. He also offers no plan to fund the Atrisco Heritage Foundation or any details regarding oil and gas rights, as SunCal’s proposal does.

•	Mr. Chaves apparently makes different offers to different people, which is not in the best interest of all of Westland’s shareholders. Accordingly, you might not be one of the shareholders that benefits from Chaves’ purchases.

•	Westland’s Board believes the best way to maximize the value for the Atrisco Land Grant is to sell the entire parcel in one transaction, rather than sell off small parcels piecemeal. The later course of action, which Mr. Chaves proposes, would take many years and great expense to develop. In the SunCal proposal, you and all the other Westland shareholders would capitalize on 100% of your ownership interest in Westland immediately, and you would receive potential ongoing financial benefit from the oil, gas and other mineral rights interests you would receive through your Class A units in Atrisco Oil & Gas LLC.